SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                           March 17, 2004

                     NORD PACIFIC LIMITED
(Exact name of Registrant as specified in its charter)

New Mexico	000-19182	Not Applicable
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

   2727 San Pedro, NE #116, Albuquerque, NM     87110
(Address of principal executive offices)              (Zip Code)

Registrant's telephone number:  (506) 633-3800

Item 1:  Changes in Control of Registrant.

As previously disclosed, on December 20, 2003, Nord Pacific Limited ("Nord Pacific") entered into an arrangement agreement with Allied Gold Limited ("Allied Gold") under which Allied Gold will acquire all of the outstanding shares of Nord Pacific under a plan of arrangement.  Concurrently, Nord Pacific and Allied Gold entered into a credit facility agreement under which Allied Gold agreed to loan up to U.S. $5.4 million to Nord Pacific to fund capital requirements of joint ventures and to fund ongoing corporate costs.

Of the amount of the credit facility agreement, Allied Gold committed to loan up to U.S. $2,400,000 and may at its option loan up to an additional U.S. $3,000,000.  The principal amount of the notes given for advances under the credit facility agreement can be converted by Allied Gold into common shares of Nord Pacific at increasing prices per share.  The initial U.S. $600,000 is convertible at a price of U.S. $0.05 per share, the next U.S. $1,800,000 at U.S. $0.10 per share, the next U.S. $1,000,000 at U.S. $0.15 per share, the next U.S. $1,000,000 at U.S. $0.20 per share, and the last U.S. $1,000,000 at U.S. $0.25 per share.  Allied Gold was also entitled, upon acquiring notes convertible into 10% of the shares of Nord Pacific, to nominate a director to replace an existing director on the Board of Nord Pacific.  When Allied Gold has notes that it may convert into 50% of the shares of Nord Pacific, it will be entitled to replace another director.

On January 14, 2004, Allied Gold loaned U.S. $527,647 to Nord Pacific in return for Series A note as provided in the credit facility agreement.  On February 12, 2004, Allied Gold converted such note into 10,552,940 common shares representing approximately 33.6% of the outstanding shares of common stock of Nord Pacific.

In February 2004, John B. Roberts voluntarily stepped down as a director and chairman of Nord Pacific.  Gregory H. Steemson replaced Mr. Roberts on the Board of Nord Pacific and as chairman of Nord Pacific.  Mr. Steemson was nominated to the Board by Allied Gold.  At that time, Mr. Steemson resigned as managing director of Allied Gold.  (This information regarding Mr. Steemson is based upon a Schedule 13D filed by Allied Gold with the Securities and Exchange Commission.)

On March 9, 2004, Nord Pacific obtained an additional loan under the credit facility agreement in the amount of U.S. $272,223, of which U.S. $72,353 is represented by a Series A note and U.S. $199,870 is represented by a Series B note.  These two notes are convertible in the aggregate into 3,445,760 shares of common stock.  If Allied Gold so converted these additional amounts, it would own, from such conversions, 40.2% of the then outstanding common shares of Nord Pacific.

According to the Schedule 13D of Allied Gold, funds used in the acquisition of the notes came from Allied Gold's working capital.

These transactions and events may be viewed as resulting in a change of control of Nord Pacific from the public and Board of Directors of Nord Pacific to Allied Gold.

Item 5.  Other Events.

For information regarding a change in the Board of Directors of Nord Pacific, please see Item 1 above.

On March 2, 2004, PGM Ventures Corporation ("PGM") and Warrama Consulting Proprietary Limited ("Warrama") filed a motion with the Court of Queen's Bench of New Brunswick requesting that PGM and Warrama be added as parties in the proceeding of Nord Resources Corporation vs. Nord Pacific Limited and certain directors.  This legal proceeding related to, among other things, the issuance of shares to certain directors and officers and the election of directors.  Nord Pacific and Nord Resources agreed to the settlement of this litigation in December 2003 just prior to Nord Pacific entering into an arrangement agreement with Allied Gold.  In the motion, PGM and Warrama claim to be shareholders of Nord Pacific, owning 5,000 and 75,000 shares, respectively, and they claim that actions of the Nord Pacific Board regarding the arrangement with Allied Gold have been, among other things, oppressive and unfair and have been done without proper care.  They request the Court to declare all directors meetings since June 28, 2003 as null and void, set aside transactions with Allied Gold, and invalidate 5,200,000 common shares issued previously to certain directors.  Nord Pacific intends to defend vigorously the interests of Nord Pacific and its shareholders.  A court hearing on the motion of PGM and Warrama is scheduled to be held on March 23, 2004.

PGM may have motivations other than the interests of Nord Pacific's shareholders.  As previously reported, PGM stated in a press release dated January 14, 2004 that PGM "is making" a bid for all issued and outstanding shares of Nord Pacific.  Nord Pacific has not received an offer or documents for an offer by PGM.  PGM is also a party with Nord Pacific to two joint ventures, the Simberi Mining Joint Venture and the Tabar Exploration Joint Venture.  Warrama has been a financial adviser to Nord Pacific and to the Simberi Joint Venture.  Warrama has also stated in a court filing that Warrama was retained in January 2004 by PGM to assist with the development, promotion and enhancement of PGM or its affiliated company's current economic interest in the Simberi Joint Venture.

PGM has earned a 50% interest in the Simberi Joint Venture subject to confirmation of funds expended.  If Nord Pacific cannot meet its share of expenses in the joint venture, PGM could dilute Nord Pacific's interest in the Simberi Joint Venture to 15%, with PGM's interest rising to up to 85%.  Similar provisions apply in the Tabar Joint Venture.

Nord Pacific has been using funds borrowed from Allied Gold to support its operations and meet its equity requirements for the Simberi Joint Venture in order to preserve its participating interest in such joint venture as an asset for all of its shareholders.  If these loans by Allied Gold had to be repaid, Nord Pacific would be unable to meet the equity requirements of its Simberi Joint Venture and if PGM were to fund the additional equity requirements for the Simberi Joint Venture, then (as stated above) under the joint venture agreement PGM would be able to increase its participating interest in the Simberi Joint Venture at the expense of Nord Pacific's participating interest.

Item 7.  Financial Statements and Exhibits.

The following exhibits are furnished with this Report.

Exhibit Number	Document
99.1	Press Release, dated February 17, 2004.
99.2	Press Release, dated March 17, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on as its behalf by the undersigned hereunto duly authorized.

          Nord Pacific Limited
(Registrant)

Date: March 17, 2004	By: /s/ Mark R. Welch Mark R. Welch
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Document

99.1	Press Release, dated February 17, 2004.
99.2	Press Release, dated March 17, 2004.